QuickLinks -- Click here to rapidly navigate through this document

VALENTIS ANNOUNCES $13.8 MILLION FINANCING

BURLINGAME, CA, December 27, 2001—Valentis, Inc. (NASDAQ: VLTS) today announced that it has completed an underwritten public offering of 6,130,007 shares of its common stock for a total public offering price of $13.8 million in new financing. All of the shares were offered by Valentis. Wells Fargo Van Kasper acted as underwriter for the offering.

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. Copies of the final prospectus relating to the offering may be obtained from Wells Fargo Van Kasper, 600 California Street, Suite 1700, San Francisco, CA 94108, telephone (415) 954-0600.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Valentis converts genomic discoveries into medicines. The company applies its proprietary synthetic, lipid and polymer, gene delivery, gene regulation, and PEGylation technologies to create novel therapeutic products in the fields of cardiovascular disease, oncology, hematology, and infectious diseases. Enabled by its expertise in preclinical research and development, clinical development, and manufacturing, Valentis has created products designed to improve the safety, efficacy and dosing characteristics of genes, proteins, peptides, antibodies, viruses and liposomes.

Statements in this press release that are not strictly historical are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The words "believes," "expects," "intends," "anticipates," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis' actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. There can be no assurance that Valentis will be able to develop commercially viable gene medicines or PEGylated biopharmaceuticals, that any of the company's programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the companies' operations and business environments. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2001 and Quarterly Report on Form 10-Q for the period ended September 30, 2001, each as filed with the Securities and Exchange Commission.

QuickLinks

VALENTIS ANNOUNCES $13.8 MILLION FINANCING